News Release

Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com



Media Contact:
Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com


UNISYS ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2012 FINANCIAL RESULTS

FOURTH-QUARTER 2012
* Revenue down 1 percent vs. 4Q 2011; flat on a constant currency(1) basis
* Diluted EPS of $1.67 vs. $1.94 in 4Q 2011
* Non-GAAP diluted EPS(2) of $2.27 vs. $2.22 in 4Q 2011
* Free cash flow(3) of $118 million; free cash flow of $144 million before pension contributions

FULL-YEAR 2012
* Revenue down 4 percent vs. FY 2011; down 1 percent on a constant currency basis
* Diluted EPS of $2.84 vs. $2.71 for FY 2011
* Non-GAAP diluted EPS of $5.50 vs. $5.18 for FY 2011
* Free cash flow of $129 million; free cash flow of $330 million before pension contributions

BLUE BELL, Pa., January 29, 2013 - Unisys Corporation (NYSE: UIS) today reported fourth-quarter 2012 net income of $81.8 million, or $1.67 per diluted share, which included $30.4 million of pension expense. In the fourth quarter of 2011, the company reported net income of $94.3 million, or $1.94 per diluted share, which included $6.7 million of pension expense and a $7.6 million debt reduction charge. Excluding pension expense and debt reduction charges, non-GAAP diluted earnings per share in the fourth quarter of 2012 was $2.27 compared with $2.22 in the fourth quarter of 2011. Fourth-quarter 2012 revenue declined 1 percent to $979 million from $985 million in the fourth quarter of 2011. Fourth-quarter 2012 revenue was flat year-over-year on a constant currency basis.

For the full year of 2012, Unisys reported net income of $129.4 million, or $2.84 per diluted share, which included $105.4 million of pension expense and $30.6 million of debt reduction charges. For the full year of 2011, the company reported net income of $120.5 million, or $2.71 per diluted share, which included $28.0 million of pension expense, $85.2 million of debt reduction charges and an $8.9 million charge related to the settlement of a Brazilian non-income tax matter. Excluding these items, non-GAAP earnings per share for the full year of 2012 was $5.50 compared with $5.18 for the full year of 2011. Full-year 2012 revenue declined 4 percent to $3.71 billion from full-year 2011 revenue of $3.85 billion. On a constant currency basis, full-year 2012 revenue declined 1 percent compared with the full year of 2011.

"We had a good finish to the year driven by a strong performance in our technology business," said Unisys Chairman and CEO Ed Coleman. "Sales of our ClearPath software and servers grew in the quarter and for the year, exceeding our goal, as customers responded positively to continued innovations in our flagship technology platform. In our services business, we were pleased to see our revenue and margins improve in the quarter from a challenging third quarter, although we still have more work to do to meet our services growth and margin targets.

"These results capped off another year of progress for Unisys," Coleman said. "In an uncertain business environment, we increased our profitability and generated significant free cash flow. From a balance sheet perspective, we achieved a major milestone for the company by eliminating the rest of our high-interest debt and completing our multi-year program to reduce debt by $1 billion. We also continued to enhance our solution portfolio to strengthen our competitive profile. We remain focused on driving profitable growth in the year ahead."

FOURTH-QUARTER COMPANY AND BUSINESS SEGMENT HIGHLIGHTS
International revenue grew 6 percent in the fourth quarter, largely offsetting a 10 percent decline in U.S. revenue. On a constant currency basis, international revenue grew 7 percent as increases in Europe and Latin America offset declines in Asia Pacific.

The company reported an overall fourth-quarter 2012 gross profit margin of 29.2 percent, up from 28.4 percent in the year-ago quarter. Operating expenses (SG&A and R&D expenses) increased 8 percent from the year-ago period, reflecting higher pension expense and investments in growth programs. Fourth-quarter 2012 operating profit declined to 11.7 percent of revenue from 12.3 percent of revenue in the fourth quarter of 2011. The company reported fourth-quarter 2012 operating profit of $114.6 million, which included $31.5 million of pension expense, compared with a fourth-quarter 2011 operating profit of $121.6 million, which included $8.1 million of pension expense.

Fourth-quarter 2012 services revenue declined 4 percent (3 percent on a constant currency basis) from the prior-year quarter. Fourth-quarter 2012 services gross profit margin improved slightly to 20.2 percent from 20.0 percent a year ago while services operating profit margin declined to 6.6 percent from 7.6 percent a year ago.

Fourth-quarter 2012 services order signings declined from year-ago levels. Services backlog at December 31, 2012 was $5.1 billion, an 8 percent decrease from services backlog at December 31, 2011.

Fourth-quarter 2012 technology revenue grew 16 percent from the prior-year quarter driven by strong sales of ClearPath software and servers. Reflecting the higher ClearPath sales, fourth-quarter 2012 technology gross profit margin improved to 68.1 percent from 65.9 percent in the year-ago quarter and technology operating profit margin improved to 43.9 percent from 37.7 percent in the year-ago quarter.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys generated $154 million of cash from operations in the fourth quarter of 2012, including $26 million of pension contributions. In the fourth quarter of 2011, the company generated $159 million of cash from operations, which included $19 million of pension contributions. Capital expenditures in the fourth quarter of 2012 were $36 million compared with $33 million in the year-ago quarter. The company generated $118 million of free cash flow in the fourth quarter of 2012 compared with free cash flow of $126 million in the fourth quarter of 2011. Free cash flow before pension contributions was $144 million in the fourth quarter of 2012 compared with $145 million in the year-ago quarter.

Unisys made $202 million in pension contributions in 2012 compared with $83 million of pension contributions in 2011. For the full year of 2012, the company generated free cash flow of $330 million before pension contributions compared with $266 million of free cash flow before pension contributions in 2011.

During 2012 Unisys eliminated all remaining high-interest debt and met, more than a year early, its goal of reducing debt by 75 percent from September 2010 levels. Since 2008 the company has reduced its debt by $1 billion.

At December 31, 2012, the company reported a cash balance of $656 million and total debt of $210 million.

NON-GAAP INFORMATION
Unisys reports its results in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. However, in an effort to provide investors with additional perspective regarding the company's results as determined by GAAP, the company also discusses, in its earnings press release and/or earnings presentation materials, non-GAAP information which management believes provides useful information to investors. Our management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and assess operational alternatives. These non-GAAP measures may include non-GAAP diluted earnings per share, free cash flow, and constant currency.

Our non-GAAP measures are not intended to be considered in isolation or as substitutes for results determined in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. (See GAAP to non-GAAP reconciliations attached.)

(1) Constant currency - The company refers to growth rates at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates to facilitate comparisons of the company's business performance from one period to another. Constant currency for revenue is calculated by retranslating current and prior period results at a consistent rate. This approach is based on the pricing currency for each country which is typically the functional currency. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower, respectively, than growth reported at actual exchange rates.

 (2) Non-GAAP diluted earnings per share - As a result of debt reduction actions, Unisys recorded a charge of $7.6 million during the fourth quarter of 2011. The company also recorded pension expense of $30.4 million and $6.7 million during the fourth quarters of 2012 and 2011, respectively. For the full years of 2012 and 2011, Unisys recorded debt reduction charges of $30.6 million and $85.2 million, respectively, and pension expense of $105.4 million and $28.0 million, respectively. In addition, for full year 2011 the company incurred a charge of $8.9 million related to a Brazil non-income tax case. In an effort to provide investors with a perspective on the company's earnings without these charges, they are excluded from the non-GAAP diluted earnings per share calculations.

(3) Free cash flow - To better understand the trends in our business, we believe that it is helpful to present free cash flow, which we define as cash flow from operations less capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. Because of the significance of the company's pension funding obligations in 2012, free cash flow before pension funding is also provided.

CONFERENCE CALL
Unisys will hold a conference call today at 5:30 p.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 23,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the company's ability to drive profitable growth in consulting and systems integration; the company's ability to take on, successfully implement and grow outsourcing operations; market demand for the company's high-end enterprise servers and maintenance on those servers; the potential adverse effects of aggressive competition in the information services and technology marketplace; the company's ability to retain significant clients; the company's ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the adverse effects of global economic conditions; the company's significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the success of the company's program to reduce costs, focus its global resources and simplify its business structure; the risks that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may subject it to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the risk that breaches of data security could expose the company to legal liability and could harm its business and reputation; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally when more than half of the company's revenue is derived from international operations; the company's ability to access capital and credit markets to address its liquidity needs; the potential for intellectual property infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; the business and financial risk in implementing future dispositions or acquisitions; and the company's consideration of all available information following the end of the year and before the filing of the Form 10-K and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 0129/9151

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                             Three Months             Year
                           Ended December 31    Ended December 31
                          ------------------   ------------------
                            2012      2011       2012      2011
                          --------  --------   --------  --------
Revenue
  Services                  $805.7    $835.3   $3,192.4  $3,354.6
  Technology                 173.6     150.0      514.0     499.2
                          --------  --------   --------  --------
                             979.3     985.3    3,706.4   3,853.8
Costs and expenses
  Cost of revenue:
    Services                 640.7     662.2    2,567.7   2,672.8
    Technology                52.7      42.8      165.2     194.0
                          --------  --------   --------  --------
                             693.4     705.0    2,732.9   2,866.8
Selling, general and
  administrative             150.8     139.8      572.8     586.3
Research and development      20.5      18.9       81.5      76.1
                          --------  --------   --------  --------
                             864.7     863.7    3,387.2   3,529.2
                          --------  --------   --------  --------
Operating profit             114.6     121.6      319.2     324.6

Interest expense               2.5      11.4       27.5      63.1
Other income (expense), net   (2.7)      1.1      (37.6)    (55.5)
                          --------  --------   --------  --------
Income before income taxes   109.4     111.3      254.1     206.0
Provision for income taxes    20.5      12.4       97.3      64.8
                          --------  --------   --------  --------
Consolidated net income       88.9      98.9      156.8     141.2
Net income attributable to
  noncontrolling interests     3.0       0.6       11.2       7.2
                          --------  --------   --------  --------
Net income attributable
  to Unisys Corporation       85.9      98.3      145.6     134.0
Preferred stock dividend       4.1       4.0       16.2      13.5
                          --------  --------   --------  --------
Net income attributable
  to Unisys Corporation
  common shareholders        $81.8     $94.3     $129.4    $120.5
                          ========  ========   ========  ========

Earnings per common share attributable
  to Unisys Corporation
    Basic                  $  1.86   $  2.17    $  2.95   $  2.79
                          ========  ========   ========  ========
    Diluted                $  1.67   $  1.94    $  2.84   $  2.71
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                     43,976    43,392     43,864    43,145
  Diluted                   51,307    50,799     51,216    49,478

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
December 31, 2012
------------------
Customer revenue        $979.3                $805.7      $173.6
Intersegment                       ($37.3)       1.8        35.5
                      --------   --------   --------    --------
Total revenue           $979.3     ($37.3)    $807.5      $209.1
                      ========   ========   ========    ========
Gross profit percent     29.2%                 20.2%       68.1%
                      ========              ========    ========
Operating profit
  percent                11.7%                  6.6%       43.9%
                      ========              ========    ========
Three Months Ended
December 31, 2011
------------------
Customer revenue        $985.3                $835.3      $150.0
Intersegment                       ($32.4)       3.6        28.8
                      --------   --------   --------    --------
Total revenue           $985.3     ($32.4)    $838.9      $178.8
                      ========   ========   ========    ========
Gross profit percent     28.4%                 20.0%       65.9%
                      ========              ========    ========
Operating profit
  percent                12.3%                  7.6%       37.7%
                      ========              ========    ========

Year Ended
December 31, 2012
------------------
Customer revenue      $3,706.4              $3,192.4      $514.0
Intersegment                      ($123.1)       3.8       119.3
                      --------   --------   --------    --------
Total revenue         $3,706.4    ($123.1)  $3,196.2      $633.3
                      ========   ========   ========    ========
Gross profit percent     26.3%                 20.0%       63.9%
                      ========              ========    ========
Operating profit
  percent                 8.6%                  6.4%       33.1%
                      ========              ========    ========
Year Ended
December 31, 2011
------------------
Customer revenue      $3,853.8              $3,354.6      $499.2
Intersegment                      ($102.6)       6.3        96.3
                      --------   --------   --------    --------
Total revenue         $3,853.8    ($102.6)  $3,360.9      $595.5
                      ========   ========   ========    ========
Gross profit percent     25.6%                 20.0%       56.9%
                      ========              ========    ========
Operating profit
  percent                 8.4%                  6.9%       21.5%
                      ========              ========    ========

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                       December 31, December 31,
                                           2012         2011
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $655.6       $714.9
Accounts and notes receivable, net           670.2        673.0
Inventories
   Parts and finished equipment               29.3         38.1
   Work in process and materials              20.7         26.7
Deferred income taxes                         21.6         27.1
Prepaid expense and other
 current assets                              115.0        123.6
                                        ----------   ----------
Total                                      1,512.4      1,603.4
                                        ----------   ----------
Properties                                 1,262.2      1,257.2
Less accumulated depreciation
  and amortization                         1,085.8      1,065.9
                                        ----------   ----------
Properties, net                              176.4        191.3
                                        ----------   ----------
Outsourcing assets, net                      126.3        137.9
Marketable software, net                     124.2        129.8
Prepaid postretirement assets                  3.3         43.9
Deferred income taxes                        162.7        181.5
Goodwill                                     192.3        192.5
Other long-term assets                       122.8        131.9
                                        ----------   ----------
Total                                     $2,420.4     $2,612.2
                                        ==========   ==========
Liabilities and deficit
Current liabilities
Current maturities of long-term debt          $0.3         $0.9
Accounts payable                             228.6        241.6
Deferred revenue                             389.5        448.1
Other accrued liabilities                    411.9        425.5
                                        ----------   ----------
Total                                      1,030.3      1,116.1
                                        ----------   ----------
Long-term debt                               210.0        358.8
Long-term postretirement liabilities       2,553.5      2,224.0
Long-term deferred revenue                   123.1        120.3
Other long-term liabilities                   92.2        104.0
Commitments and contingencies
Total deficit                             (1,588.7)    (1,311.0)
                                        ----------   ----------
Total                                     $2,420.4     $2,612.2
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)
                                                 Year Ended
                                                 December 31
                                              ------------------
                                                2012       2011
                                              -------    -------
Cash flows from operating activities

Consolidated net income                        $156.8     $141.2
Add (deduct) items to reconcile consolidated net
 income to net cash provided by operating activities:
Loss on debt extinguishment                      30.6       85.2
Employee stock compensation                      14.3       13.9
Company stock issued for U.S. 401(k) plan         6.2       11.8
Depreciation and amortization of properties      54.7       66.4
Depreciation and amortization of
 outsourcing assets                              57.9       62.7
Amortization of marketable software              62.0       65.7
Disposals of capital assets                       6.3        1.4
Gain on sale of businesses and assets           (11.7)      (2.2)
Decrease in deferred income taxes, net           36.5       28.6
(Increase) decrease in receivables, net         (11.2)      92.1
Decrease in inventories                          14.2       22.1
Decrease in accounts payable
 and other accrued liabilities                  (73.7)    (214.4)
Decrease in other liabilities                  (200.7)     (50.6)
Decrease (increase) in other assets             121.8       (5.9)
Other                                            (2.7)       (.8)
                                              -------    -------
Net cash provided by operating activities       261.3      317.2
                                              -------    -------
Cash flows from investing activities
 Proceeds from investments                    4,108.5      691.2
 Purchases of investments                    (4,107.2)    (688.2)
 Restricted deposits                              (.6)      50.7
 Investment in marketable software              (56.4)     (51.7)
 Capital additions of properties                (40.1)     (42.2)
 Capital additions of outsourcing assets        (36.1)     (40.5)
 Net proceeds from sale of
  businesses and assets                           5.2      (15.6)
                                              -------    -------
Net cash used for investing activities         (126.7)     (96.3)
                                              -------    -------
Cash flows from financing activities
 Proceeds from issuance of preferred stock,
  net of issuance costs                             -      249.7
 Payments of long-term debt                    (388.9)    (555.7)
 Dividends paid to noncontrolling interests      (4.5)       (.4)
 Dividends paid on preferred shares             (16.2)     (12.2)
 Proceeds from exercise of stock options           .4        1.4
 Proceeds from issuance of long-term debt       204.8          -
 Financing fees                                     -       (2.2)
                                              -------    -------

Net cash used for financing activities         (204.4)    (319.4)
                                              -------    -------
Effect of exchange rate changes on cash
 and cash equivalents                            10.5      (14.9)
                                              -------    -------
Decrease in cash and cash equivalents           (59.3)    (113.4)
Cash and cash equivalents, beginning of
 period                                         714.9      828.3
                                              -------    -------
Cash and cash equivalents, end of period       $655.6     $714.9
                                              =======    =======

                              (1)
                        UNISYS CORPORATION
  RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
                          (Unaudited)
              (Millions, except per share data)

                              Three Months           Year
                            Ended December 31  Ended December 31
                            -----------------  -----------------
                              2012     2011      2012     2011
                            -------- --------  -------- --------
GAAP net income
  attributable to Unisys Corporation
  common shareholders          $81.8    $94.3    $129.4   $120.5

Debt reduction charges,
  net of tax                     0.0      7.6      30.6     85.2
Brazil non-income tax case,
  net of tax                                                 8.9
FAS87 pension charges,
  net of tax                    30.4      6.7     105.4     28.0
                            -------- --------  -------- --------
Non-GAAP net income
  attributable to Unisys Corporation
  common shareholders          112.2    108.6     265.4    242.6

Add preferred stock
  dividend                       4.1      4.0      16.2     13.5
                            -------- --------  -------- --------
Non-GAAP net income
  attributable to Unisys
  Corporation for diluted
  earnings per share          $116.3   $112.6    $281.6   $256.1
                            ======== ========  ======== ========
Weighted average
  shares (thousands)          43,976   43,392    43,864   43,145

Plus incremental shares from assumed conversion:
  Employee stock plans           419      494       439      553
  Preferred stock              6,913    6,913     6,913    5,780
                            -------- --------  -------- --------
GAAP adjusted weighted
  average shares              51,307   50,799    51,216   49,478
                            ======== ========  ======== ========
Diluted earnings per share

GAAP basis
GAAP net income
  attributable to Unisys
  Corporation for diluted
  earnings per share           $85.9    $98.3    $145.6   $134.0

Divided by adjusted weighted
  average shares              51,307   50,799    51,216   49,478
GAAP net income
  per diluted share          $  1.67  $  1.94   $  2.84  $  2.71
                            ======== ========  ======== ========
Non-GAAP basis
Non-GAAP net income
  attributable to Unisys
  Corporation for diluted
  earnings per share          $116.3   $112.6    $281.6   $256.1

Divided by Non-GAAP adjusted
  weighted average shares     51,307   50,799    51,216   49,478

Non-GAAP net income
  per diluted share          $  2.27  $  2.22   $  5.50  $  5.18
                            ======== ========  ======== ========

                              (2)
                      UNISYS CORPORATION
               RECONCILIATION OF GAAP TO NON-GAAP
                          (Unaudited)
                           (Millions)

FREE CASH FLOW
--------------
                              Three Months           Year
                            Ended December 31  Ended December 31
                            -----------------  -----------------
                              2012     2011      2012     2011
                            -------- --------  -------- --------
Cash provided
  by operations               $153.9   $159.5    $261.3   $317.2

Additions to marketable
  software                     (13.5)   (14.8)    (56.4)   (51.7)
Additions to properties        (14.1)    (9.3)    (40.1)   (42.2)
Additions to outsourcing
  assets                        (8.3)    (9.2)    (36.1)   (40.5)
                            -------- --------  -------- --------
Free Cash Flow                 118.0    126.2     128.7    182.8
Pension funding                 26.4     19.1     201.5     82.7
                            -------- --------  -------- --------
Free cash flow before
  pension funding             $144.4   $145.3    $330.2   $265.5
                            ======== ========  ======== ========